Exhibit 10.4

GLOBAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement (“Settlement Agreement”) is made and entered into as of March 11, 2015 (the “Effective Date”), by and between Vermillion, Inc., a Delaware corporation (formerly known as Ciphergen Biosystems, Inc.), and ASPiRA Labs, a Delaware corporation and wholly owned subsidiary of Vermillion, Inc. (collectively “Vermillion”) on the one hand and Quest Diagnostics Incorporated, a Delaware corporation on the other hand.  Vermillion and Quest Diagnostics are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Vermillion, Inc. and Quest Diagnostics entered into a Strategic Alliance Agreement dated July 22, 2005, which the Parties amended in writing through five separate amendments each entitled as follows: Amendment No. 1 to Strategic Alliance Agreement dated as of July 22, 2005; Amendment No. 2 to Strategic Alliance Agreement dated as of October 24, 2008; Amendment to Strategic Alliance Agreement dated as of October 7, 2009; Amendment No. 4 to Strategic Alliance Agreement dated as of September 10, 2010; and Amendment No. 5 to Strategic Alliance Agreement dated as of April 2, 2011 (collectively the “SAA”);

WHEREAS, the Parties also entered into a Stock Purchase Agreement dated as of July 22, 2005 whereby Quest Diagnostics acquired shares of Vermillion, Inc.’s common stock;

WHEREAS, on or about July 22, 2005 the Parties entered in a Credit Agreement (as amended), Promissory Note and Patent Security Agreement (collectively “Loan Documents”) whereby, among other things, Quest Diagnostics loaned Vermillion, Inc. the sum of $10,000,000 and Vermillion, Inc. provided certain collateral to secure said loan;

WHEREAS, the Parties entered into the January 12, 2006 Memorialization Agreement clarifying Quest Diagnostics’ rights to exercise options under the July 22, 2005 Stock Purchase Agreement;

WHEREAS, the Parties entered into an August 23, 2007 Securities Purchase Agreement whereby Quest Diagnostics entered into a $2,000,000 subscription for Vermillion, Inc. stock and warrants;

WHEREAS, on or about August 29, 2007 the Parties entered into a Registration Rights Agreement concerning the registration of shares under both the Stock Purchase Agreement and the Securities Purchase Agreement;

WHEREAS, the Loan Documents were amended as part of the October 7, 2009 amendment to the SAA;

WHEREAS, on September 11, 2009 the FDA cleared Vermillion, Inc.’s OVA1 test that had been developed under the provisions of the SAA and Quest Diagnostics began offering the OVA1 test to patients and paying royalties to Vermillion, Inc. as provided under the SAA;

WHEREAS, Quest Diagnostics began making royalty payments to the Regents of the University of California (the “Regents”) after the Regents asserted a claim that the OVA1 test was covered under the pending claims of one or more of its patent applications, which were and are licensed to Quest Diagnostics under an existing agreement with the Regents and which certain of such applications have issued as one or more granted patents;

WHEREAS, certain disputes arose between the Parties including, but not limited to, (i) whether Vermillion, Inc. was entitled to a $1,000,000 credit against the amounts due under the Credit Agreement; (ii) whether Vermillion, Inc. was in breach of the Credit Agreement by not paying all amounts due at the maturity date; (iii) whether Quest Diagnostics was in breach of the Patent Security Agreement by not releasing its collateral after Vermillion, Inc.’s demand; (iv) whether Quest Diagnostics had paid the correct amount of royalty payments to Vermillion, Inc. under the SAA; (v) whether Quest Diagnostics or Vermillion, Inc. breached the SAA; (vi) whether Quest Diagnostics could deduct the royalty payments it paid to the Regents from the royalty payments Quest Diagnostics paid to Vermillion, Inc. under the SAA; and (vii) whether Vermillion, Inc. was within their rights to purport to terminate the SAA in 2013;

WHEREAS, Quest Diagnostics had made demand on Vermillion, Inc. to remove all restrictive legends including, but not limited to, the Rule 144 legend from the Vermillion, Inc. stock certificates held by Quest Diagnostics so that Quest Diagnostics can freely sell those shares to the public;

WHEREAS, contemporaneously with the execution of this Settlement Agreement the Parties are entering into a Testing and Services Agreement in substantially the same form as the document attached hereto as Exhibit A;

WHEREAS, contemporaneously with the execution of this Settlement Agreement the Parties are entering into a Non-Exclusive License Agreement in substantially the same form as the document attached hereto as Exhibit B while they negotiate with the Regents for different license terms, which, if successful, will be incorporated into the Non-Exclusive License Agreement by amendment; and

WHEREAS, without any Party admitting any liability to any other Party, the Parties now wish to enter into this Settlement Agreement and completely resolve all known and unknown claims between them including, but not limited to, those recited above.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.No Admission.  This Settlement Agreement is entered into for purposes of settlement and compromise of the disputed claims.  Nothing contained in this Settlement

Agreement, or done or omitted in connection with this Settlement Agreement, is intended as or shall be construed as an admission of or by any Party of any fault, liability or wrongdoing whatsoever.

2.Vermillion Release.  Vermillion, on their own behalf and on behalf of their affiliates, officers, directors, managers, shareholders, employees, agents and attorneys covenant not to sue and do hereby fully release, discharge Quest Diagnostics and its affiliates, officers, directors, managers, shareholders, employees, agents, and attorneys from any and all liabilities, claims, actions, causes of action or suits, presently asserted or unasserted, accrued or unaccrued, past, present or future, known or unknown of any kind or nature that Vermillion had, now have, or may have, or could claim to have anywhere in the world that arose from the beginning of the world to the Effective Date (collectively “Vermillion Claims”) including, but not limited to, Vermillion Claims that relate in any way to any acts, omissions, statements, or events that occurred at any time before the Effective Date of this Settlement Agreement and that  in any way relate directly or indirectly to the Agreements or to any other agreements entered into by and between the Parties prior to the Effective Date.  The foregoing release is expressly intended to cover and include, without limitation, all claims, past, present or future, known or unknown, suspected or unsuspected, which can or may ever be asserted by successors, assigns, heirs, or otherwise, as the result of the matters herein released, or the effects or consequences thereof.  The foregoing release does not apply to the obligations under this Settlement Agreement or acts or omissions occurring after the Effective Date of this Settlement Agreement including, but not limited to, the obligations under the Testing and Services Agreement and Non-Exclusive License Agreement, each bearing the same effective date as this Settlement Agreement.

3.Quest Diagnostics Release.  Quest Diagnostics, on its own behalf and on behalf of its affiliates, officers, directors, managers, shareholders, employees, agents and attorneys covenants not to sue and does  hereby fully release, discharge Vermillion and their affiliates, officers, directors, managers, shareholders, employees, agents, and attorneys from any and all liabilities, claims, actions, causes of action or suits, presently asserted or unasserted, accrued or unaccrued, past, present or future, known or unknown of any kind or nature that it had, now has, or may have, or could claim to have anywhere in the world that arose from the beginning of the world to the Effective Date (collectively “Quest Claims”) including, but not limited to, Quest Claims that relate in any way to any acts, omissions, statements, or events that occurred that at any time before the Effective Date of this Settlement Agreement and that in any way relate directly or indirectly to the Agreements or to any other agreements entered into by and between the Parties prior to the Effective Date.  The foregoing release is expressly intended to cover and include, without limitation, all claims, past, present or future, known or unknown, suspected or unsuspected, which can or may ever be asserted by successors, assigns, heirs, or otherwise, as the result of the matters herein released, or the effects or consequences thereof.  The foregoing release does not apply to the obligations under this Settlement Agreement or acts or omissions occurring after the Effective Date of this Settlement Agreement including, but not limited to, the obligations under the Testing and Services Agreement and Non-Exclusive License Agreement, each bearing the same effective date as this Settlement Agreement.

4.Unknown Claims.  The Parties expressly acknowledge and agree that this Settlement Agreement fully and finally releases and forever resolves all claims either may have against the other including those that are unknown, unanticipated or unsuspected or that may hereafter arise as a result of the discovery of new and/or additional facts.  The Parties acknowledge and understand the significance and potential consequences of their release of unknown claims.

5.Credits.  As calculated in Paragraph 6 below, Quest Diagnostics shall credit the amounts payable under the Loan Documents and this Settlement Agreement by $30,000 to compensate Vermillion for audit costs incurred in connection with Vermillion’s May 23, 2013 audit request.  Quest Diagnostics shall also provide a credit of up to $100,000 with respect to any royalty payments due under the Non-Exclusive License Agreement as more fully set forth therein.

6.Payment.  Within one day of the Effective Date, Vermillion, Inc. shall pay to Quest Diagnostics in good funds the cash sum of $1,069,000 ($1,099,000 due under the Loan Documents less the $30,000 Audit Fee) (the “Payment”) pursuant to the following wire instructions.  Said funds shall be wired to Quest Diagnostics by 10:00 a.m. Eastern Time for delivery on the day following the Effective Date as follows:

Bank Name: Bank of New York
Bank Address: One Wall Street, New York, NY 10286
ABA Number: 021000018
Account Number 8901114308
Account Name: Quest Diagnostics Incorporated
Account Address: 3 Giralda Farms, Madison, NJ 07940
Swift Code:  IRVTUS3N

Vermillion, Inc. shall provide written confirmation that the Payment has been wired to Quest Diagnostics before Quest Diagnostics shall deliver its executed copy of this Settlement Agreement to Vermillion.

7.Delivery

7.1.    Upon receipt of the Payment by Quest Diagnostics, Quest Diagnostics shall deliver to Vermillion a UCC-3 statement releasing all collateral under the Loan Documents in substantially the form attached hereto as Exhibit C.

7.2.    On the Effective Date Quest Diagnostics shall deliver all certificates representing all of Vermillion, Inc. common stock held by Quest Diagnostics (“Quest Shares”) to Vermillion, Inc.  Recognizing that time is of the essence, Vermillion, Inc. shall deliver, as soon as reasonably possible, new original stock certificates representing the Quest Shares free and clear of all restrictive legends and otherwise in a form that permits the unrestricted sale of the Quest Shares to Vermillion’s Transfer Agent, together with such signatures and acknowledgements as the Transfer Agent may require, with direction (i) to register the Quest Shares with the Depository Trust Company in the customary form and (ii) to credit the brokerage account of Quest Diagnostics Clinical Laboratories, Inc., a wholly owned subsidiary of Quest Diagnostics, as beneficial owner.  Quest Diagnostics shall identify the specific brokerage account location and number on or after the Effective Date.  Subject to Paragraph 8, Quest Diagnostics may take all steps Quest Diagnostics deems appropriate to facilitate the trading of Quest Shares.

7.3.    Contemporaneously with the execution and delivery of this Settlement Agreement, each Party shall execute and deliver to the other a Testing and Services Agreement in substantially the same form as the document attached hereto as Exhibit A.

7.4.    Contemporaneously with the execution and delivery of this Settlement Agreement, each Party shall execute and deliver to the other a Non-Exclusive License Agreement in substantially the same form as the document attached hereto as Exhibit B.  The Parties shall also make a good faith effort to reach an agreement with the Regents relating to a Non-Exclusive License Agreement for at least 90 days from the Effective Date.  If such agreement is reached, the Parties shall modify the Non-Exclusive License Agreement accordingly.

8.Quest Shares Purchase Program and Lockup.

8.1.  Vermillion, Inc. shall make a good faith effort to introduce potential purchasers of the Quest Shares to Quest Diagnostics.

8.2.  During the 90 days following the Effective Date, Quest Diagnostics shall not offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of any Quest Shares.  At the expiration of the 90 day period, Quest Diagnostics may sell the Quest Shares in its sole and absolute discretion.

9.Return or Destruction of Customer Information.  Within 30 days of the Effective Date Vermillion shall identify and return or destroy all records and materials including electronic data in Vermillion’s possession or control containing Quest Diagnostics’ customer information, including, but not limited to: name, location, marketing or sales data (both general data and data related to a specific customer), documents relating to one or more customers, past orders, order histories, communications to and from customers in all forms (electronic, email, paper, voice, etc.), financial or pricing information, business, sales or marketing plans, sales or marketing techniques, projections, other business information, confidential information belonging to any customer, billing and collection reports and histories, any materials that Vermillion or Quest Diagnostics received from a Quest customer, all summaries of any and all such information, and all other customer information (“Quest Customer Information”), provided that Vermillion may retain (i) an archival copy of such Quest Customer Information, (ii) any and all such Quest Customer Information as it is required to retain by applicable laws and regulations, and (iii) the last electronic copy of customer level information received by Vermillion for the period ending June 30, 2014, which shall be returned or destroyed within 30 days after Vermillion publically reports their 2015 financial results.  Except as provided above, within the same 30 day time period and such later period as specified above under (iii), Vermillion shall also deliver a written, unconditional certification under oath that Vermillion have permanently destroyed all electronic data containing Quest Customer Information and that all other Quest Customer Information has also been destroyed or returned to Quest Diagnostics.  A copy of this certificate is attached here to as Exhibit D.

10.Termination of Past Agreements.  Notwithstanding any notice or any other contract provisions to the contrary including, but not limited to, contract provisions purporting to provide for the survival of obligations after termination, the Agreements and all other agreements entered into by and between the Parties prior to the Effective Date are hereby terminated as of the Effective Date and are no longer of any force or effect.

11.Mutual Representations and Warranties.  Each Party and each Person signing this Settlement Agreement on behalf of a Party represents and warrants to the other that:

11.1Neither Party has entered this Settlement Agreement in reliance upon any promise, inducement, agreement, statement, or representation other than those contained in this Settlement Agreement including, but not limited to, any listed in the Recitals.

11.2Each Party has the full right and power to enter into this Settlement Agreement, and the person executing this Settlement Agreement has the full right and authority to enter into this Settlement Agreement on behalf of such Party, and the full right and authority to bind such Party to the terms and obligations of this Settlement Agreement.

11.3The Parties have been represented by competent and independent counsel of their own choice throughout all negotiations preceding the execution of the Settlement Agreement, and have executed this Settlement Agreement upon the advice of said competent and independent counsel regarding the meaning and legal effect of this Settlement Agreement, and regarding the advisability of making the agreements provided for herein.

12.Notices.  All notices and requests that are required or permitted to be given in connection with this Settlement Agreement shall be deemed given as of the day they are received either by messenger, delivery service, or in the United States of America mails, postage prepaid, certified or registered, return receipt requested, and addressed as follows, or to such other address as the Party to receive the notice or request so designates by written notice to the other:

To Quest Diagnostics:

Quest Diagnostics Incorporated
3 Giralda Farms
Madison, New Jersey 07940
Attention: General Counsel
Telephone: (973) 520-2177
Facsimile: (610) 271-8719
Email: Michael.e.prevoznik@questdiagnostics.com

To Vermillion: Vermillion, Inc. 12117 Bee Caves Rd Building III, Suite 100 Austin, Texas 78738 Attention: Valerie Palmieri Telephone: (512) 519-0400 Facsimile: (512) 439-6980 Email: vpalmieri@vermillion.com

and Daniel C. Minteer Duane Morris LLP 750 B Street, Suite 2900 San Diego, California 92101 Telephone: 619-744-2286 Facsimile: 619 923 3554 Email: dminteer@duanemorris.com	and Christopher J. Denn Goodwin Procter LLP 53 State Street Boston, MA 02109 Tel: (617) 570-1000 Fax: (617) 523-1231 Email:cdenn@goodwinprocter.com

13.Governing Law.  This Settlement Agreement shall be construed and controlled by the internal laws of the State of Delaware (excluding conflict of laws principles) and applicable federal laws, and each Party consents to exclusive jurisdiction and venue in the State of Delaware.  Process may be served on either Party in the manner authorized by applicable law or court rule.

14.Costs, Expenses, and Attorneys’ Fees.  Except as already paid, each Party shall bear its own costs, expenses and attorneys’ fees incurred in connection with the matters set forth in the recitals, the making of this Settlement Agreement, and its performance under this Settlement Agreement.

15.Settlement Agreement Binding.   This Settlement Agreement shall be binding upon and inure to the benefit of the Parties and their respective owners, shareholders, affiliates, subsidiaries, officers, directors, agents, assigns, and successors.

16.No Construction Against the Drafter.  This Settlement Agreement has resulted from negotiations between the Parties and their respective legal counsel, and each Party acknowledges that it has had the opportunity to negotiate modifications to the language of this Settlement Agreement.  Accordingly, each Party agrees that in any dispute regarding the interpretation or construction of this Settlement Agreement, no statutory, common law or other presumption shall operate in favor of or against any Party hereto by virtue of its role in drafting or not drafting the terms and conditions set forth herein.

17.Jury Trial Waiver.  Each Party hereby waives its right to a jury trial as follows:

TO THE EXTENT ALLOWED BY LAW, THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO (i) ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY OF THE PARTIES HERETO AGAINST ANY OTHER PARTY OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS SETTLEMENT AGREEMENT, AND/OR (ii) ANY CLAIM FOR INJURY OR DAMAGE, AND/OR (iii) ANY EMERGENCY OR STATUTORY REMEDY.  THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT ANY OF THEM HAVE TO A TRIAL BY JURY HAS BEEN

NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THIS SETTLEMENT AGREEMENT.

18.Severability.  If any provision of this Settlement Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable or otherwise in conflict with law, then the remaining provisions shall remain in full force and effect.  If any provision(s) of this Settlement Agreement are deemed not enforceable, they shall be deemed modified to the extent necessary to make them enforceable, in such manner as best reflects and preserves the intent of the provision(s) in question.

19.Counterparts.  This Settlement Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Settlement Agreement.  Execution of this Settlement Agreement may be accomplished by signing this Settlement Agreement and transmitting the signature page to opposing counsel by facsimile or email.  The Parties so executing and delivering shall promptly thereafter deliver signed originals and at least the signature page(s) to the other at the addresses listed above in Paragraph 12, but no failure to do so shall affect the validity or enforceability of this Settlement Agreement.

20.Headings.  Headings, paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Settlement Agreement or any provision hereof.

21.Waiver.  No waiver of any provision of this Settlement Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver unless expressly stated in writing by the Party making the waiver.  No waiver of any provision shall be binding in any event unless executed in writing by the Party making the waiver.

22.Entire Agreement.  This Settlement Agreement, the Testing and Services Agreement and, if executed, the Non-Exclusive License Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous written or oral agreements or communications as to such subject matter, all of which are merged and fully integrated into this Settlement Agreement.

23.Amendments.  The Parties agree that any amendments or modifications to this Settlement Agreement shall be deemed null and void unless such amendments and modifications are in writing, specifically refer to this Settlement Agreement and are signed by authorized representatives of all Parties.

24.Future Cooperation.  The Parties agree to perform such further acts and execute and deliver any and all further documents that may reasonably be necessary to effectuate the purpose of this Settlement Agreement.

25.Confidentiality of this Settlement Agreement.  From and after the Effective Date, no Party shall disclose the terms of this Settlement Agreement except: (i) with the prior written consent of the other Party (including the public statement referenced below); (ii) to any governmental body having jurisdiction and specifically requiring such disclosure; (iii) for the purposes of disclosure in connection with the Securities and Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and any other reports filed with the Securities and Exchange Commission, or any other filings, reports or disclosures that may be required under applicable laws or regulations; (iv) to a Party’s accountants, legal counsel, tax advisors and other financial, legal and other professional advisors, subject to obligations of confidentiality and/or privilege at least as stringent as those contained herein; (v) in response to a valid subpoena or as otherwise may be required by law or as required during the course of litigation; and (vi) with obligations of confidentiality at least as stringent as those contained herein, to a counterparty in connection with a merger, acquisition, sale of patents, financing or similar transaction.  If a Party is required by law to produce this Settlement Agreement in response to a valid subpoena or as otherwise required by law, the Party will give advance notice within 48 hours of receiving the subpoena to the other Parties to this Settlement Agreement so that they can take steps to seek a protective order.

26.Other Confidential Information.  To the extent any Party to this Settlement Agreement has the Confidential Information of any other Party as of the Effective Date in its possession or control that it did not return or destroy as provided in Paragraph 9 above, the Parties shall maintain that Confidential Information in a manner as provided in Article 11 of the SAA, the terms of which are hereby attached hereto as Exhibit E and expressly incorporated into this Settlement Agreement including, but not limited to, the definition of “Confidential Information.”

27.Press Release.  On the Effective Date the Parties shall issue the press release announcing the existence of this Settlement Agreement as set forth in the press release attached hereto as Exhibit F.

IN WITNESS WHEREOF, the Parties hereto have caused this Settlement Agreement to be made and executed by duly authorized officers as of the Effective Date.

QUEST DIAGNOSTICS INCORPORATED	VERMILLION, INC.
By: /s/ Wilson Conde	By: /s/ Valerie Palmieri
Name (print): Wilson Conde	Name (print): Valerie Palmieri
Title: Vice President, Strategic Allicances & Clinical Franchise Business Development	Title: President & CEO

ASPIRA LABS
By: /s/ Eric Schoen
Name (print): Eric Schoen
Title: Secretary & Treasurer

EXHIBIT A

TESTING AND SERVICES AGREEMENT

EXHIBIT B

NON-EXCLUSIVE LICENSE AGREEMENT

EXHIBIT C

UCC-3

EXHIBIT D

CUSTOMER INFORMATION CERTIFICATE

EXHIBIT E

CONFIDENTIALITY PROVISION

EXHIBIT F

PRESS RELEASE